EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

First Indiana Corporation:

We consent to the incorporation by reference in the registration statements (No. 33-64851, 333-68927, 333-39926 and 333-119465) on Form S-8 of First Indiana Corporation of our reports dated March 11, 2005, with respect to the consolidated balance sheets of First Indiana Corporation as of December 31, 2004 and 2003, and the related consolidated statements of earnings, shareholders’ equity and cash flows, for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of First Indiana Corporation.

/S/ KPMG

Indianapolis, Indiana

March 11, 2005